INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this
Pre-Effective Amendment No. 1 to Registration Statement No.
333-106813 of Oppenheimer Main Street® Fund (formerly the
Oppenheimer Main Street® Growth & Income Fund), a series of
Oppenheimer Main Street Funds, Inc. on Form N-14 of our
report dated September 23, 2002 appearing in the
Oppenheimer Main Street® Growth & Income Fund's Annual
Report to Shareholders for the year ended August 31, 2002,
in the Combined Prospectus and Proxy Statement which is
part of the Registration Statement and in the Statement of
Additional Information, which is also part of such
Registration Statement.  We also consent to the
incorporation by reference of our report dated February 19,
2003 on Oppenheimer Select Managers Mercury Advisors S&P
500® Index Fund, a Series of Oppenheimer Select Managers,
appearing in the Oppenheimer Select Managers Mercury
Advisors S&P 500® Index Fund Annual Report to Shareholders
for the year ended December 31, 2002, in the Combined
Prospectus and Proxy Statement and in the Statement of
Additional Information, which are also part of such
Registration Statement.

We also consent to the reference to us under the headings
"What are the Tax Consequences of the Reorganization" and
"Agreement and Plan of Reorganization" in the Combined
Prospectus and Proxy Statement which are part of such
Registration Statement.

We also consent to the use of our draft Tax Opinions in
exhibit 16(2) in Part C which is part of such Registration
Statement.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Denver, Colorado
August 4, 2003